Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02

All-Electric Mustang Mach-E U.S. Floorplan Securitization February 2020

Registration Statement Nos. 333-227766, 333-227766-01 and 333-227766-02 Ford Credit Floorplan Corporation and Ford Credit Floorplan LLC (the "depositors") Ford Credit Floorplan Master Owner Trust A (the "issuer") This document constitutes a free writing prospectus for purposes of the Securities Act of 1933. The depositors have filed a registration statement (including a prospectus) with the SEC for any offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositors have filed with the SEC for more complete information about the depositors, the issuer and such offering. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, you may request that a copy of the prospectus be sent to you by calling toll-free 1-800-831-9146. Free Writing Prospectus U.S. Floorplan Securitization

Ford Credit has been financing dealer vehicle inventory since 1959 and securitizing floorplan receivables since 1991 Ford’s goal is to maintain a profitable network of Ford and Lincoln dealerships that deliver an innovative and engaging sales and service experience for customers. At year-end 2019, Ford and Lincoln had approximately 3,000 dealers Over the past five years, Ford Credit financed 75% to 77% of Ford and Lincoln dealer new vehicle inventory Floorplan receivables are secured primarily by the financed vehicles, and payment is required when the vehicle is sold Ford Credit’s floorplan portfolio has historically experienced very low losses, primarily driven by strong risk management practices and servicing: Continuous dealer monitoring of financial health, payment performance, vehicle collateral status and risk-based on-site inventory audits Use of proprietary risk rating assessment and behavioral scoring models Intensifying risk management actions as dealer risk increases Leveraging access to dealer information through Ford relationship Portfolio Overview U.S. Floorplan Securitization

Ford Credit’s current floorplan securitization trust was established in 2001 as a master trust (similar to a revolving credit card securitization trust) and has issued more than 55 series Ford Credit offers floorplan asset-backed securities through various channels: Publicly-registered transactions Rule 144A transactions Other private transactions Trust Overview U.S. Floorplan Securitization

Floorplan Portfolio Net Losses/(Recoveries) as a Percent of Average Principal Balance Trust Pool Net Losses/(Recoveries) as a Percent of Average Principal Balance Trust Pool 3-Month Average Monthly Principal Payment Rate* Trust Pool Dealer Risk Ratings * The three-month average monthly principal payment rate for a month equals the average of the monthly payment rate for that month and the prior two months ** Estimated days’ supply derived from payment rate Performance Overview U.S. Floorplan Securitization 2015 2016 2017 2018 2019 0.000% 0.000% 0.000% 0.000% 0.000% 2015 2016 2017 2018 2019 Losses Recoveries No Trust losses realized since inception because depositors elected to accept reassignment of receivables from “status” accounts 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% Dec-15 Dec-16 Dec-17 Dec-18 Dec-19 Percent of Principal Balance Other Group IV (Poor) Group III Group II Group I (Strong) (0.004)% 0.004% (0.004)% 0.202% 0.040% 2015 2016 2017 2018 2019 Losses Highest Net Loss Percentage on Floorplan Portfolio since January 2004 was 0.353% in 2009 Recoveries 15% 25% 35% 45% 55% 65% Jan-15 Jul-15 Jan-16 Jul-16 Jan-17 Jul-17 Jan-18 Jul-18 Jan-19 Jul-19 Payment Rate Payment rate triggers 73 120 143 Memo: Days Supply** Lowest 3 - Month Average Payment Rate was 29.9% in February 2005

* Excess funding account (EFA) has been funded periodically when the Trust balance declines below the required pool balance (for example, as a result of plant shutdowns or manufacturer vehicle marketing incentive programs) Historical Trust Balance vs. Required Pool Balance ($B) U.S. Floorplan Securitization 21.6 15.4 Sep-08 Mar-09 Sep-09 Mar-10 Sep-10 Mar-11 Sep-11 Mar-12 Sep-12 Mar-13 Sep-13 Mar-14 Sep-14 Mar-15 Sep-15 Mar-16 Sep-16 Mar-17 Sep-17 Mar-18 Sep-18 Mar-19 Sep-19 Trust Balance (excluding EFA) Required Pool Balance Cash funding required as a result of low Trust balance*

Class B Notes ("AA") Class C Notes (“Not Rated") Class D Notes (“Not Rated") Available Subordinated Amount Credit enhancement in the floorplan securitization program includes: Subordination of junior notes Available subordinated amount Cash reserve (0.40% of notes) Excess spread Structure also provides for 1:1 incremental subordination to cover any ineligible receivables and receivables in excess of the specified concentration limits * As of December 31, 2019 Structure Overview U.S. Floorplan Securitization Total Class A Hard Credit Enhancement 24.35% % of Pool Balance Allocated to Series Class A notes (“AAA”) 76.00%* Class B notes (“AA”) 3.50%* Class C notes (“Not Rated”) 5.00%* Class D notes (“Not Rated”) 3.00%* Available Subordinated Amount 12.50%* Reserve Account 0.35%* Excess Spread Incremental Subordination*

Enhancement Step-Up Trigger If average monthly principal payment rate for the three preceding collection periods is less than 25%, subordination or reserve fund increases by four percentage points Amortization Triggers Average monthly principal payment rate for the three preceding collection periods is less than 21% Cash balance in the excess funding account exceeds 30% of the adjusted invested amount of all series for three consecutive months Available subordinated amount is less than the required subordinated amount Bankruptcy, insolvency or similar events relating to the depositor, the issuer, Ford Credit or Ford Motor Company Key Series Triggers U.S. Floorplan Securitization

Private Variable Funding Notes (VFN) are used to manage seasonal fluctuations of Trust balance and provide an additional source of liquidity Total VFN capacity of $3.4 billion Total Trust balance of $21.6 billion * As of December 31, 2019 Trust Balance ($Bils) Total Funding: $ 13.6 Total Assets 21.1 Unfunded Assets 7.5 $21.6 Outstanding Series* U.S. Floorplan Securitization Private Variable Funding Notes 144A Term Series Public Term Series Series 2006-1, 2014-5 2013-2, 2014-3, 2015-3, 2016-2 2015-2, 2015-5, 2017-1, 2017-2, 2017-3, 2018-1, 2018-2, 2018-3, 2018-4, 2019-1, 2019-2, 2019-3, 2019-4 Amount Outstanding ($Bils) $0.0 $1.7 $11.5 Senior Hard Enhancement (AAA Notes) 25.75% 24.27% 24.35% - 25.35% Maturity Ranges April 2020 - April 2021 March 2020 - March 2023 March 2020 - November 2028 Total Funding $13.2 Existing Subordination $2.2 Unfunded Assets $6.2 Trust Balance (Bils) Trust Balance (Bils) - Total Funding 13.6 $ - Total Assets 21.1 - Unfunded Assets 7.5

All-Electric Mustang Mach-E U.S. Floorplan Risk Management

A dealership seeking to finance its vehicle inventory with Ford Credit must submit a request for financing along with its financial and other information Ford Credit performs a thorough review of the dealer or dealer group including: Business, legal and operations structure, including number of manufacturer franchises Credit information Financial statements or tax returns Types of vehicles in the dealer’s inventory and specialty services provided by the dealer for certain vehicles or customers, such as fleet Ford Credit evaluates the dealer’s financial resources and the amount and types of financing requested The financing extended to a dealer is tailored to suit the business and operational needs of the dealer and depends on the financial strength and nature of the dealer’s business The financed vehicles are the primary collateral for dealer floorplan loans; however, for many dealers, Ford Credit also obtains personal guarantees and secondary collateral in the form of additional dealer assets, including dealer-adjusted net worth and real estate equity Due to the ongoing nature of floorplan financing arrangements, Ford Credit periodically performs a credit review of each dealer, at least annually, following the similar process utilized to evaluate new dealer account originations Underwriting and Credit Review Process U.S. Floorplan Risk Management

Ford Credit evaluates new dealer account originations (using a proprietary scoring model), performs ongoing credit reviews of dealers and assigns risk ratings For purposes of securitization-related disclosure, dealer risk ratings are categorized into groups: Group Description I Strong to superior financial metrics II Fair to favorable financial metrics III Marginal to weak financial metrics IV Poor financial metrics, may be uncollectible Other Includes dealers that have no dealer risk rating because Ford Credit only provides in-transit financing or because Ford Credit is in the process of terminating the financing for such dealer Large sample size and significant historical experience have been analyzed to identify key indicators that predict a dealer’s ability to meet financial obligations, including capitalization and leverage, liquidity and cash flow, profitability, credit history and payment performance Ford Credit updated its dealer risk rating model in August 2019; the model is validated regularly to ensure the integrity and performance and is updated if necessary Dealer Risk Rating Assessment U.S. Floorplan Risk Management

Monitor Dealers Watch Report MAR Directed Action Plans No Further Action Monthly Accounts Review (MAR) ICU Status Liquidation Dealer Monitoring Strategy U.S. Floorplan Risk Management Monitor Payoffs Aged Inventory Over-line Report Financial Statements Monthly Accounts Review Assess dealer risk and determine action plans Watch Report – Medium to High Risk Formal review of action plans and results presented to senior management (plans may include more frequent physical audits) Intensive Care Unit (ICU) – High Risk More experienced risk team Increased intensity surrounding action plans and timelines Status On-site control Focus on asset protection Liquidation Focus on loss mitigation

Inventory Audits A dealer’s risk rating determines the frequency of on-site vehicle inventory audits Ford Credit engages a vendor to perform on-site vehicle inventory audits and dealers generally do not receive advance notice of an audit Audits are generally reconciled same day and immediate payment is required for any sold vehicle Dealer Monitoring Ford Credit has business center employees dedicated to dealer monitoring, including dealer fraud, utilizing a robust suite of monitoring tools and models. If issues are discovered, Ford Credit may: Increase or schedule an immediate on-site audit Require curtailments, or monthly principal payments on aged inventory Suspend credit lines Verify cash balances/perform an in-depth validation of the accuracy and completeness of the dealership financial statements Meet with the owners/guarantors Increase the dealer’s risk rating to trigger more extensive monitoring Dealer Status Procedures A status is declared when a dealer does not satisfy a sold-out-of-trust condition discovered during an audit, fails to pay principal or interest payments, files bankruptcy, or other circumstances arise that warrant immediate action Once a status is declared, Ford Credit may suspend credit lines, maintain personnel on site, collect titles and keys, secure dealer inventory, issue payment demand letters, obtain liens on property of guarantors, increase the dealer’s floorplan interest rate and initiate legal action If a status situation can not be resolved, Ford Credit will liquidate vehicles and secondary collateral to obtain the greatest value and continue collections efforts against personal/corporate guarantors U.S. Floorplan Audits, Monitoring & Status Processes U.S. Floorplan Risk Management

Captive Finance Company Benefits U.S. Floorplan Risk Management Integrated systems enable real time controls Captive finance company benefits include: Access to monthly dealer financial statements that allow monitoring of dealer financial strength Dealer monitoring by both Ford and Ford Credit Joint Ford and Ford Credit discussions with dealers on various aspects of the business Comparative dealership benchmarking between dealerships of like size or in similar markets 1. Dealer Floorplan Receivables System North American Vehicle Information System Ford Credit Ford Dealer Information on sold vehicles reported to Ford Credit and matched to floorplan receivables Dealer pays off floorplan receivables Dealer reports vehicle sale to obtain: - Warranty registration - Manufacturer incentives 2. 3.

All-Electric Mustang Mach-E Appendix

Ford Credit Portfolio U.S. Floorplan Portfolio Performance Appendix – Floorplan * Average principal balance is the average of the principal balances of the receivables at the beginning of each month in the period indicated ** Net losses in any period are gross losses, including actual losses and estimated losses, less any recoveries, including actual recoveries and reductions in the amount of estimated losses, in each case, for the period. This loss experience takes into account financial assistance provided by Ford to dealers in limited instances. If Ford does not provide this assistance in the future, the loss experience of Ford Credit’s dealer floorplan portfolio may be adversely affected. This loss experience also reflects recoveries from dealer assets other than the financed vehicles. However, because the interest of the trust in any other dealer assets will be subordinated to Ford Credit’s interest in those assets, the net losses experienced by the trust may be higher *** Liquidations represent payments and net losses that reduce the principal balance of the receivables for the period indicated Year ended December 31, 2019 2018 2017 2016 2015 (Dollars in Millions) Average principal balance* $24,400 $23,250 $22,519 $22,312 $19,261 Net losses (recoveries)** $9.7 $46.9 $(0.9) $0.9 ($0.7) Net losses (recoveries)/average principal balance 0.040 0.202% (0.004)% 0.004% (0.004)% Liquidations*** $118,525 $116,325 $114,264 $109,982 $108,187 Net losses (recoveries)/liquidations 0.008% 0.040% (0.001)% 0.001% (0.001)%

Advance Rates New vehicles – 100% of invoice amount, including taxes, destination charges and dealer holdback Auction vehicles – auction price plus auction fee, transportation and taxes Used vehicles – up to 100% of wholesale value (as determined by selected trade publications) Payment Terms Principal due generally upon sale of related vehicle Interest and other administrative charges are billed and payable monthly in arrears Curtailment Terms Ford Credit may require higher risk dealers to make monthly principal payments, or “curtailments,” on aged floorplan collateral The amount of monthly curtailment payments is generally 10% of the amount financed on a vehicle, starting after a specified period of time after the vehicle is financed, over a year for new and demonstrator vehicles and less than a year for program and used vehicles Application of the curtailment policy to a particular dealer may be modified or waived by the appropriate approval authority Insurance Comprehensive insurance coverage for the financed vehicles is mandatory and generally is included with the financing Over half of the dealers purchase collision coverage through Ford Credit from The American Road Insurance Company and the remainder purchase it from other insurance companies In-transit vehicles are covered by comprehensive insurance arranged by Ford U.S. Floorplan Product Features Appendix – Floorplan

Floorplan Interest Rate Current spreads generally range from 1% to 2% for both new and used vehicles Floorplan rates are not risk based In-transit Vehicle Adjustment Fee* Prime rate plus a spread (which may be negative) agreed upon by Ford and Ford Credit The spread has ranged from approximately -0.70% to 0.30% per annum over the past five years New Vehicle Lines** Based on a 60-day vehicle supply Not a strict credit limit, and Ford Credit typically permits dealers to exceed their new vehicle credit lines for business reasons, including seasonal variations in sales patterns Ford Credit generally sets vehicle credit lines below anticipated peak inventory levels Used Vehicle Lines Based on a 30- to 45-day vehicle supply depending on dealer risk rating Strict credit limit; Ford Credit generally does not allow dealers to exceed their used vehicle credit lines without specific approval * In-transit floorplan receivable is created at vehicle shipment to dealer ** New floorplan receivable is created on the date the vehicle is delivered to the dealer U.S. Floorplan Product Features (Cont.) Appendix – Floorplan

Ford Motor Company * The servicer may terminate the back-up servicer, without being required to appoint a successor back-up servicer, if the long-term debt ratings of Ford Credit are at least "BBB-" from Standard & Poor’s and "Baa3" from Moody's Ford Credit Floorplan Corp. (Depositor) Ford Credit Floorplan LLC (Depositor) Ford Credit Floorplan Master Owner Trust A (Issuer) Clayton Fixed Income Services LLC (Asset Representations Reviewer) Ford Motor Credit Company LLC (Sponsor, Servicer and Administrator) Outstanding Series US Bank (Owner Trustee) The Bank of New York Mellon (Indenture Trustee) Wells Fargo Bank, N.A. (Back-up Servicer)* U.S. Floorplan Trust Legal Structure Appendix – Floorplan